Exhibit 4.6

CONSULTING AGREEMENT

THIS AGREEMENT dated the 1st day of April, 2002
BETWEEN:

INTASYS CORPORATION, a corporation incorporated
Under the laws of Canada

(hereinafter referred to as the "Company")

     -and-

SAM LUFT, of the City of Montreal, in the Province of Quebec

(hereinafter referred to as the "Consultant")

          WHEREAS the Company finds it desirable to avail itself of, and the Consultant has agreed to provide to the Company, various consulting, advisory and other services on the terms and conditions hereinafter set forth.

          NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.	DEFINITIONS
1.1	In this agreement:
(i)	"affiliate" shall have the meaning ascribed thereto in the Canada Business Corporation Act, as amended;
(ii)

"GST" means any and all taxes payable under Part IV of the Excise Tax Act (Canada), as amended from the time to time or under any provincial legislation similar to Part IV of the Excise Tax Act (Canada) as amended from time to time;

2.	SERVICES
2.1	From and after the date hereof, the Consultant agrees to provide to the Company ongoing corporate, financial and fiscal advisory services.
2.2	It is acknowledged and agreed that the services to be provided by the Consultant hereunder are non-exclusive and that the Consultant may provide similar services to other clients.
2.3

The Consultant covenants and agrees with the Company that during the continuance of this agreement, the Consultant shall devote such time as is necessary for the efficient and expedient provision of the services herein agreed to be provided to the Company by the Consultant and shall act at all times in a diligent and faithful manner in the best interest of the company and in accordance with all applicable laws. The Consultant further agrees that while it is performing its services under paragraph 2.1 of this agreement it shall maintain such registrations as an advisor or as may otherwise be required under applicable securities legislation and policies to perform the services hereunder and to receive the fees payable hereunder.

2.4	The Consultant covenants and agrees to make himself generally available, on an "as needed" basis, to perform the services that the Consultant is required to provide hereunder to the Company.
3.	FEES AND EXPENSES
3.1

From and after the date hereof and while this agreement is in effect, the Company shall pay to the Consultant United States Six Thousand Dollars (USD$6,000) per month for the term of this agreement. Fees shall be payable monthly for; the previous month after receipt of invoice from the Consultant as confirmed by the invoicing department of the Company.

3.2	The Company shall pay the Consultant GST and/or other sales or use taxes required to be collected by the Consultant in connection with all payments received by the Consultant hereunder.
3.3	The Consultant shall bear all of its own expenses and all costs incurred by it in performing its obligations hereunder.
4.	TERMS OF AGREEMENT
4.1	This agreement shall be effective from and after the date hereof and shall remain in effect until termination upon the occurrence of any of the following events;
(a)	termination with the consent of all parties to this agreement;
(b)

immediate termination upon simple notice by the Company in the event of wilful misconduct or fraud on the part of the Consultant in the performance by the Consultant of it services hereunder or otherwise or if the Consultant engages in any fraudulent act or any criminal act of dishonesty or any violation of securities legislation or rules of a self-regulated organization or stock exchange;

(c)	termination, for any reason or for no reason, by either party upon not less than 30 days prior written notice to the other;
5.	CONFIDENTIALITY
5.1

All confidential information (including lists of customers, clients, suppliers, products and prices), regardless of the manner recorded, belonging to the Company and pertaining to the business and affairs of the Company, or its affiliates which may come into the possession or control of the Consultant, even if prepared by the Consultant shall, at all times remain the property of the Company, or its affiliates, as the case may be, and shall not be disclosed or used by the Consultant except for the purposes stipulated by the Company. On termination of this agreement, the Consultant agree to deliver promptly to the Company all such property in the possession of the consultant or directly or indirectly under the control of the Consultant.

6.	ASSIGNMENT OR SUBCONTRACTING
6.1	The Consultant shall not assign or subcontract it rights or obligations under this agreement or any specific right or obligation hereunder without the prior written consent of the Company.
6.2

This agreement shall not be assignable by the Company without the prior written consent of the Consultant except in the case of an assignment by the Company to a corporation, trust or other organization which is a successor to the Company by operation of law. Any such successor shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound hereunder. For greater certainty, it is acknowledged by all parties hereto that in the event the Company is amalgamated with or wound up into another corporation, this agreement shall remain in full force and effect.

7.	GENERAL
7.1

Should any provision or term hereof be held to be invalid, illegal or unenforceable or excessively broad in it scope (whether as to territory, duration or type of activity or otherwise) so as to be unenforceable, in whole or in part, such invalidity, illegality or unenforceability shall not affect or in any way impair the legality, validity or enforceability of any other provision hereof and to the extent permissible by law, the parties hereto specifically agree that the Court shall have the power to, and should, alter or amend such specific provision, or part thereof, so that it can be in compliance with all applicable legal requirements and be enforced to the fullest extent permissible by law.

7.2

The Consultant hereby represents and warrants to the Company and acknowledges and agrees that he has had the opportunity to seek and was not prevented nor discouraged by the Company from seeking independent legal advice prior to the execution and delivery of this agreement and that, in the event that he did not avail himself of that opportunity prior to signing this agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defense to the enforcement of his obligations under this agreement.

7.3

The parties acknowledge that they have requested and are satisfied that the foregoing be drawn up in English. Les parties reconnaissent qu'ils ont exigé que ce qui précède soit rédigé en anglais et s'en déclarent satisfaits.

7.4

All notices and other communications provided for herein shall be in writing and shall be personally delivered or sent by telecopier at or to the address or telecopier number of the party set opposite its name below or to such address or addresses or telecopier number or numbers as either party hereto may from time to time designate to the other party in such manner. Any communication which is personally delivered as aforesaid shall be deemed to have validly and effectively given on the date of such delivery if such date is business day and such delivery was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the business day next following such date of delivery. Any communication which is transmitted by telecopier as aforesaid shall be deemed to have been validly and effectively given on the date of transmission if such date is a business day and such transmission was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the business day next following such date of transmission.

If to the Company:	Attention: Chief Executive Officer Telecopier: 514-874-0886
If to the Consultant:	80 Merton Avenue Hampstead, Quebec H3X 1M7 Attention: Sam Luft Telecopier: (514) 484-2555
7.5	The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this agreement.
7.6

This agreement shall be governed by and construed in accordance with the laws of the province of Quebec and the federal laws of Canada applicable therein. Any disagreements or disputes relating to this agreement shall be exclusively brought before the Courts of the province of Quebec, district of Montreal.

7.7	This agreement contains the entire agreement between the parties hereto pertaining to the matters covered herein.
7.8

This agreement shall not be changed, modified, terminated or discharged in whole or in part, except by an instrument in writing signed by all parties hereto or their respective successors assigns, or otherwise as provide herein.

7.9	Time shall be of the essence of this agreement.
7.10

This agreement may be executed by the parties hereto in separate counterparts each of which when so executed and delivered shall be an original but all such counterparts shall together constitute one and the same agreement.

7.11	This agreement shall ensure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns.
7.12

The parties hereto acknowledge and agree that this agreement does not create any employee-employer relationship or any partnership relationship between the Consultant and the Company it being agreed that each of the Consultant and the Company shall be considered to be an independent contractor. Neither party shall have the right to bind the other.

          IN WITNESS WHEREOF, the parties hereto have execute this agreement as of the day and year first set forth above.

INTASYS CORPORATION Per: s/s David Goldman DAVID GOLDMAN Authorized Signing Officer
s/s Sam Luft SAM LUFT